SciClone Reports Second Quarter 2005 Results

SAN MATEO, CA -- 08/08/2005 -- SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today reported results for the second quarter and six months ended June 30, 2005. For the second quarter 2005, revenues from the sale of ZADAXIN®, SciClone's lead product, reached $6,851,000, an increase of 22% compared to revenues of $5,613,000 reported for the second quarter 2004. For the six months ended June 30, 2005, revenues totaled $13,512,000, an increase of 22% compared to revenues of $11,027,000 for the same period of 2004. The increase in revenues for the second quarter and first half 2005 is primarily attributable to an increase in the quantity of ZADAXIN sold to China, a market that accounts for approximately 90% of overall ZADAXIN sales.

Net loss for the second quarter 2005 totaled $1,902,000, or $0.04 per share. This compares to a net loss of $2,877,000, or $0.06 per share, for the second quarter 2004. For the six months ended June 30, 2005, net loss was $3,396,000, or $0.08 per share, compared to $6,010,000, or $0.13 per share, for the six months ended June 30, 2004. The net loss for the second quarter and the six months ended June 30, 2005, included a $446,000, or $0.01 per share, non-cash expense primarily attributable to the expensing of stock-based performance options. In the process of recording the expense of these options, SciClone became aware of a material weakness in its internal controls that has been subsequently remedied.

"We are very pleased by the continued growth in our sales of ZADAXIN to China, indicating our strength in this market," commented Ira D. Lawrence, M.D., SciClone's president and chief executive officer. "Our top priority is to capitalize on our key assets, a successful business selling ZADAXIN to China and several late-stage trials for ZADAXIN, as we advance toward our primary objective of securing regulatory approval for ZADAXIN in the major pharmaceutical markets."

Contract revenue for the second quarter 2005 was $134,000, compared to $1,135,000 for the second quarter 2004. Contract revenue for the second quarter 2004 included a $1,000,000 milestone payment from Sigma-Tau for SciClone's completion of enrollment in its U.S. phase 3 hepatitis C trials. For the six months ended June 30, 2005, contract revenue totaled $268,000, compared to $1,363,000 for the six months ended June 30, 2004.

Research and development expenses for the second quarter 2005 totaled $3,479,000, a 32% decrease from the $5,145,000 for the second quarter 2004. This decrease is mainly attributable to the reduction in expenses associated with SciClone's U.S. phase 3 hepatitis C trials that are targeted for completion at the end of 2005. Research and development expenses for the six months ended June 30, 2005, were $6,960,000, compared to research and development expenses of $9,076,000 for the six months ended June 30, 2004.

Cash, cash equivalents and short-term investments totaled $49,415,000 at June 30, 2005, compared to $47,053,000 at March 31, 2005 and $54,970,000 at June 30, 2004. The increase in cash, cash equivalents and short-term investments at June 30, 2005, compared to at March 31, 2005 was primarily due to a $2,572,000 decrease in accounts receivable.

2005 Financial Guidance

Based on results for the first half 2005, SciClone is revising its financial guidance for the full year 2005. SciClone is increasing its guidance for revenues from the sale of ZADAXIN to be between $27 and $28 million from between $25 and $26 million. SciClone is decreasing its guidance for research and development expenses to between $14 and $15 million from between $18 and $19 million. SciClone is decreasing its guidance for net loss to between $8 and $9 million, or between $0.18 and $0.20 per share, from between $14 and $16 million, or between $0.31 and $0.36 per share. SciClone is increasing its estimate of cash, cash equivalents and short-term investments at December 31, 2005, to between $43 and $44 million, from between $29 and $31 million.

Recent Highlights

--  Sigma-Tau, SciClone's marketing and development partner for ZADAXIN in
    Europe, decided to add a fifth arm to their phase 2 malignant melanoma trial based on preliminary observations showing a promising ZADAXIN dose-
    related response along with ZADAXIN's good safety and tolerability profile.
    Patients enrolled in this fifth arm will receive therapy of a higher dose of ZADAXIN (6.4 mg), interferon and DTIC. Sigma-Tau also plans to enroll additional patients to receive therapy of 3.2 mg ZADAXIN, interferon and
    DTIC. Overall, Sigma-Tau intends to enroll approximately 100 additional patients in this phase 2 multi-center trial.  Sigma-Tau continues to expect preliminary data from the original 320-patient cohort to be available by the end of 2005.

--  In August 2005, SciClone initiated a single and multiple dose-
    escalation phase 1 trial, with healthy volunteers, to evaluate the safety and pharmacokinetic profile of SCV-07. Earlier studies have shown that SCV-
    07 functions by stimulating the body's immune response by promoting T-cell differentiation into T helper (Th1) cells, which is a critical process in the body's fight against infection. SciClone is currently evaluating SCV-07 for the treatment of viral and infectious diseases.

--  Based on recent information received from Schering Plough KK (SPKK)
    and in conjunction with SciClone's own investigative efforts, SciClone has determined that it cannot submit a Japanese new drug application (JNDA), or apply for a pre-JNDA preliminary review, for ZADAXIN as a therapy for hepatitis B to the Ministry of Health in Japan. This conclusion is based on
    SPKK's failure to conduct certain audits and generate certain reports during the pre-2001 studies that it managed and SciClone's conclusion that such documentation probably cannot be created at this time. This conclusion is not based on the substantive results of the Japan trials, which showed
    ZADAXIN to have competitive efficacy and safety in the treatment of hepatitis B. SciClone and SPKK continue to investigate and discuss the issues involved, and how this matter should be fairly resolved. However, should these discussions not conclude to SciClone's satisfaction, SciClone is prepared to take legal action against SPKK. SciClone is now determining the appropriate development strategy for ZADAXIN in Japan, however, it is unlikely that SciClone will be able to submit a JNDA for ZADAXIN in Japan for some years.

--  In July 2005, SciClone reported preclinical data on SCV-07's activity in human papillomavirus (HPV) and Lassa virus (a biothreat agent), highlighting the broad applicability of SCV-07 in treating viral and infectious diseases. The first study demonstrated that SCV-07 administered subcutaneously significantly reduced both the size and the volume of papillomas of the treated and untreated sites in animal models, indicating that SCV-07 worked systemically. The second study showed that SCV-07 significantly decreased the severity of the effects from Lassa fever and increased survival in animal models.

--  In June 2005, SciClone announced the poster presentation highlighting additional results from a hepatitis C non-responder pilot trial in Mexico evaluating the triple therapy combination of ZADAXIN, pegylated interferon and ribavirin. Results, which included data from five additional patients, indicated that 20% (6/30) of non-responder patients achieved a sustained viral response (SVR). This compares favorably to the 9% SVR achieved in a separate, unrelated trial. The poster highlighting this additional data was presented at the Congress of the Mexican Association of Hepatology annual conference in Yucatan, Mexico.
Conference Call

SciClone will host a conference call at 11:30 a.m. ET (8:30 a.m. PT) today, Monday, August 8, 2005. The call will contain forward-looking statements. Financial and statistical information to be discussed in the conference call will be posted on the investor relations section of SciClone's web site at www.sciclone.com prior to the commencement of the conference call.

      DATE:        Monday, August 8, 2005

      TIME:        11:30 a.m. ET (8:30 a.m. PT)

      WEBCAST:     Live call and replay accessible at www.sciclone.com

      LIVE CALL:   800-901-5213 (U.S./Canada)
                   617-224-4327 (international)
                   Passcode: 81298429
About SciClone

SciClone Pharmaceuticals is a biopharmaceutical company engaged in the development of therapeutics to treat life-threatening diseases. SciClone's lead product ZADAXIN® is currently being evaluated in two phase 3 hepatitis C clinical trials in the United States and one hepatitis C triple therapy trial in Europe. ZADAXIN is also being evaluated in other late-stage clinical trials for the treatment of hepatitis B and certain cancers. The company's other principal drug development candidate is SCV-07, which is being evaluated for the treatment of viral and other infectious diseases. For more information about SciClone, visit www.sciclone.com.

The information in this press release contains forward-looking statements including our expectations and beliefs regarding future sales of our products, plans and expectations for 2005, and expectations regarding both of our phase 3 hepatitis C clinical trials. Words such as "expects," "plans," "believe," "may," "will," "anticipated," "intended" and variations of these words or similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations, goals, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors, including changes in demand for ZADAXIN, the progress or failure of clinical trials, our actual experience in executing on our objectives, the performance of our partners, maintenance of the sufficiency and eligibility of the enrolled patient population, unanticipated delays or additional expenses incurred during our clinical trials, our future cash requirements, delays in analyzing and synthesizing data obtained from clinical trials, future actions of our strategic partners, unexpected delays in preparation for enrollment, future actions by the U.S. Food and Drug Administration or equivalent regulatory authorities in Europe and the fact that experimental data and clinical results derived from studies with a limited group of patients may not be predictive of the results of larger studies, as well as other risks and uncertainties described in SciClone's filings with the Securities and Exchange Commission.

                        SCICLONE PHARMACEUTICALS, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                (Unaudited)

                        Three months ended           Six months ended
                             June 30,                     June 30,
                        2005          2004           2005          2004
                    -----------   -----------    -----------   -----------

Product sales       $ 6,851,000   $ 5,613,000    $13,512,000   $11,027,000
Contract revenue        134,000     1,135,000        268,000     1,363,000
                    -----------   -----------    -----------   -----------

Total revenues        6,985,000     6,748,000     13,780,000    12,390,000
Cost of product
 sales                1,166,000     1,178,000      2,163,000     2,320,000
                    -----------   -----------    -----------   -----------

Gross margin          5,819,000     5,570,000     11,617,000    10,070,000

Operating expenses:
   Research and
    development       3,479,000     5,145,000      6,960,000     9,076,000
   Sales and
    marketing         2,432,000     2,148,000      4,760,000     4,591,000
   General and
    administrative    1,985,000     1,156,000      3,605,000     2,449,000
                    -----------   -----------    -----------   -----------
Total operating
 expenses             7,896,000     8,449,000     15,325,000    16,116,000
                    -----------   -----------    -----------   -----------

Loss from operations (2,077,000)   (2,879,000)    (3,708,000)   (6,046,000)

Interest and
 investment income      286,000       112,000        519,000       228,000
Interest expense        (91,000)      (91,000)      (181,000)     (181,000)
Other income
 (expense), net         (20,000)      (19,000)       (26,000)      (11,000)
                    -----------   -----------    -----------   -----------

Net loss            $(1,902,000)  $(2,877,000)   $(3,396,000)  $(6,010,000)
                    ===========   ===========    ===========   ===========

Basic and diluted
 net loss per share $     (0.04)  $     (0.06)   $     (0.08)  $     (0.13)
                    ===========   ===========    ===========   ===========

Weighted average
 shares used in
 computing basic
 and diluted net
 loss per share      45,002,383    44,612,260     44,851,916    44,590,674
                    ===========   ===========    ===========   ===========

                        SCICLONE PHARMACEUTICALS, INC.
                         CONSOLIDATED BALANCE SHEETS

                         ASSETS
                                              June 30,        December 31,
                                                2005              2004
                                            ------------      ------------
                                             (unaudited)
Current assets:
  Cash and cash equivalents                 $ 39,265,000      $ 41,204,000
  Restricted short-term investments              693,000           700,000
  Other short-term investments                 9,457,000         9,395,000
  Accounts receivable, net of allowance
   of $447,000 in 2005 and $452,000 in 2004    9,204,000        10,279,000
  Inventories                                  3,550,000         4,179,000
  Prepaid expenses and other current assets    1,149,000         1,478,000
                                            ------------      ------------
Total current assets                          63,318,000        67,235,000
Property and equipment, net                      376,000           398,000
Intangible assets, net                           507,000           542,000
Other assets                                   1,518,000         1,534,000
                                            ------------      ------------
Total assets                                $ 65,719,000      $ 69,709,000
                                            ============      ============

      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                          $    375,000      $  1,733,000
  Accrued compensation and employee benefits   1,544,000         2,177,000
  Accrued professional fees                      543,000           452,000
  Other accrued expenses                       2,025,000         1,409,000
  Accrued clinical trials expense              1,470,000         1,500,000
  Deferred revenue                               403,000           537,000
  Convertible notes payable                    5,600,000         4,000,000
                                            ------------      ------------
Total current liabilities                     11,960,000        11,808,000
Deferred revenue                                       -           134,000
Other long-term liabilities                      500,000         1,044,000
Convertible note payable                               -         1,600,000
Commitments and contingencies
Stockholders' equity:
  Preferred stock; $0.001 par value;
   10,000,000 shares authorized; no shares
   outstanding in 2005 and 2004                        -                 -
  Common stock; $0.001 par value;
   75,000,000 shares authorized;
   45,335,548 and 44,677,845 shares issued
   and outstanding in 2005 and 2004,
   respectively                                   45,000            45,000
  Additional paid-in capital                 208,137,000       206,608,000
  Accumulated other comprehensive income          41,000            38,000
  Accumulated deficit                       (154,964,000)     (151,568,000)
                                            ------------      ------------
Total stockholders' equity                    53,259,000        55,123,000
                                            ------------      ------------
Total liabilities and stockholders' equity  $ 65,719,000      $ 69,709,000
                                            ============      ============

                        SCICLONE PHARMACEUTICALS, INC.
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (Unaudited)

                                                  Six months ended
                                                       June 30,
                                                2005              2004
                                            ------------      ------------

Operating activities:
Net loss                                    $ (3,396,000)     $ (6,010,000)
Adjustments to reconcile net loss
 to net cash used in operating activities:
   Depreciation and amortization                 111,000            99,000
   Loss from disposal of property
    and equipment                                  1,000                 -
   Non-cash expense related to employee
    stock options                                446,000                 -
   Changes in operating assets
    and liabilities:
     Accounts receivable                       1,075,000        (1,368,000)
     Inventories                                 629,000           663,000
     Prepaid expenses and other assets           332,000         1,093,000
     Accounts payable and other accrued
      expenses                                  (742,000)       (1,011,000)
     Accrued compensation and employee
      benefits                                  (633,000)         (408,000)
     Accrued clinical trials expense             (30,000)         (871,000)
     Accrued professional fees                    91,000           (57,000)
     Long-term liabilities                      (544,000)                -
     Deferred revenue                           (268,000)         (269,000)
                                            ------------      ------------
Net cash used in operating activities         (2,928,000)       (8,139,000)
                                            ------------      ------------

Investing activities:
   Purchases of property and equipment           (42,000)          (49,000)
   Purchases of short-term investments           (52,000)          (53,000)
                                            ------------      ------------
Net cash used in investing activities            (94,000)         (102,000)
                                            ------------      ------------

Financing activities:
   Proceeds from issuances of common stock,
    net of financing costs                     1,083,000           160,000
                                            ------------      ------------
Net cash provided by financing activities      1,083,000           160,000
                                            ------------      ------------

Net decrease in cash and cash equivalents     (1,939,000)       (8,081,000)
Cash and cash equivalents, beginning
 of period                                    41,204,000        52,899,000
                                            ------------      ------------
Cash and cash equivalents, end of period    $ 39,265,000      $ 44,818,000
                                            ============      ============

Corporate contact:
Becky Horner
Investor Relations
SciClone Pharmaceuticals, Inc.
650-358-3437